Exhibit 3.12

OPERATING AGREEMENT

OF

WFM KANSAS, LLC

A Kansas Limited Liability Company

THE INTERESTS IN THE COMPANY GOVERNED BY THIS OPERATING AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, THESE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR TRANSFER, AND THAT THE TRANSFER IS NOT IN VIOLATION OF THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS. THE SALE OR OTHER TRANSFER OF SUCH INTERESTS IS ALSO SUBJECT TO THE RESTRICTIONS SET FORTH IN THIS OPERATING AGREEMENT.

OPERATING AGREEMENT

OF

WFM KANSAS, LLC

A KANSAS LIMITED LIABILTY COMPANY

THIS OPERATING AGREEMENT of WFM Kansas, LLC, a Kansas limited liability company, is entered into to be effective as of January 19, 2015, by the undersigned sole Member of the Company. Capitalized terms used herein shall have the meanings set forth in Article 1 hereof.

ARTICLE 1

DEFINED TERMS

Section 1.1  The capitalized terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article 1.

Act. The Kansas Revised Limited Liability Company Act, as may be amended from time to time.

Agreement. This Operating Agreement as originally executed and as subsequently amended from time to time.

Bankruptcy. Bankruptcy under the federal Bankruptcy Code or insolvency under any state insolvency act.

Business Day. Any day other than a Saturday, Sunday and those legal public holidays specified in 5 U.S.C. § 6103(a), as may be amended from time to time.

Capital Contribution. The total amount of cash or property contributed to the Company by the Member, as the case may be.

Articles of Organization. The Articles of Organization of the Company described in Section 2.1 of this Agreement.

Code. The Internal Revenue Code of 1986, as it has been and may be amended.

Company. WFM Kansas, LLC, as said limited liability company may from time to time be constituted.

Company Property or Properties. All interests, properties and rights of any type owned by the Company, whether owned by the Company at the date of its formation or thereafter acquired.

Interest. All rights and interests of the Member under this Agreement and the Act, including (i) the right of the Member to receive distributions of revenues, allocations of income, loss, gain and credits, and distributions of liquidation proceeds under this Agreement, and (ii) all management rights, voting rights or rights to consent.

Member. The sole Member of the Company is Whole Foods Market Rocky Mountain/ Southwest, L.P., a Texas limited partnership.

Notification. A writing containing any information required by this Agreement to be communicated to any Person, which may be personally delivered, sent by registered or certified mail, postage prepaid, or sent by facsimile transmission, to such Person, at the last known address of such Person on the Company records. Any such Notification shall be deemed to be given (i) when delivered, in the case of personal delivery, (ii) five Business Days following the date on which it is deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid, in the case of mail, and (iii) within the first business hour (being 9:00 a.m. to 5:00 p.m., local time for the recipient, on any Business Day) after receipt by the addressee, in the case of facsimile transmission. Any communication containing information sent to any Person other than as required by the foregoing sentences, but which is actually received by such Person, shall constitute Notification as of the date of such receipt for all purposes of this Agreement.

Person. Any natural person, limited liability company, general partnership, limited partnership, corporation, joint venture, trust, business trust, cooperative or association.

Transfer. Any change in the record ownership of all or a portion of an Interest, whether made voluntarily or involuntarily by operation of law.

ARTICLE 2

ORGANIZATION

Section 2.1  Articles of Organization. The Articles of Organization for the Company were filed with the Secretary of State of the State of Kansas on January 19, 2015.

Section 2.2  Term. The term of this Agreement shall be coterminous with the period of duration of the Company as provided in the Certificate, which is perpetual, unless sooner terminated as provided in this Agreement.

Section 2.3  Merger. The Company may merge with or into another limited liability company or other entity, or enter into an agreement to do so.

Section 2.4  No State-Law Partnership. No provisions of this Agreement shall be deemed or construed to constitute the Company a partnership (including, without limitation, a limited partnership) or joint venture, or the Member a partner or joint venturer of any other Member.

ARTICLE 3

NAME; PLACE OF BUSINESS; REGISTERED OFFICE AND AGENT

Section 3.1  Name. The name of the Company is “WFM Kansas, LLC.”

Section 3.2  Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Kansas shall be the initial registered office named in the Articles of Organization or such other office (which need not be a place of business of the Company) as the Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Kansas shall be the initial registered agent named in the Articles of Organization or such other Person or Persons as the Member may designate from time to time in the manner provided by law.

The principal office of the Company in the United States shall be at such place as the Member may designate from time to time, which need not be in the State of Kansas. The Company may have such other offices as the Member may designate from time to time.

ARTICLE 4

PURPOSE

Section 4.1  The Company may engage in any lawful business activity in which a Kansas limited liability company may engage, as determined from time to time by the Member.

ARTICLE 5

MEMBERS

Section 5.1  Sole Member. The name of the sole Member of the Company is Whole Foods Market Rocky Mountain/Southwest, L.P. At the date hereof, there are no other Members of the Company and no other Person has any right to take part in the ownership or management of the Company as a Member.

ARTICLE 6

CAPITAL CONTRIBUTIONS

Section 6.1  Capital Contributions. Without creating any rights in favor of any third party, the Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

ARTICLE 7

ALLOCATIONS AND DISTRIBUTIONS

Section 7.1  Allocation of Income and Loss. All items of income, gains, losses, deductions and credits (or items thereof) of the Company shall be allocated to the Member.

Section 7.2  Distributions. Distributions of cash or other property of the Company may be declared and paid from time to time to the Member.

ARTICLE 8

OWNERSHIP OF COMPANY PROPERTY

Section 8.1  Company Property shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company Property or any portion thereof. Title to any or all Company Property may be held in the name of the Company or one or more nominees, as the Member may determine. All Company Property shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company Property is held.

ARTICLE 9

FISCAL MATTERS; BOOKS AND RECORDS

Section 9.1  Bank Accounts; Investments. Capital Contributions, revenues and any other Company funds shall be deposited by the Member in one or more bank accounts established in the name of the Company, or shall be invested by the Member in furtherance of the purposes of the Company. No other funds shall be deposited into Company bank accounts or commingled with Company investments. Funds deposited in the Company’s bank accounts may be withdrawn only to be invested in furtherance of Company purposes, to pay Company debts or obligations or to be distributed to the Member pursuant to this Agreement.

Section 9.2  Books and Records of Account. The Member, at the expense of the Company, shall maintain for the Company adequate books and records of account.

Section 9.3  Tax Status. The Member hereby states that it is its intention that the Company shall be treated as a disregarded entity for purposes of United States federal income tax laws, and further state that they will not take any position or make any election, in a tax return or otherwise, inconsistent herewith. In furtherance of the foregoing, the Company will file its results of operations as part of the Member’s income tax return for each year for United States federal income tax purposes.

Section 9.4  Fiscal Year. The Company’s fiscal year shall end on December 31 of each year.

ARTICLE 10

MANAGEMENT OF THE COMPANY

Section 10.1  Management.

A.            Member. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the Member. The Member may expressly authorize any officer of the Company, acting alone, to execute documents or otherwise act on behalf of and in the name of the Company. Any Person dealing with the Company may rely on the authority of the Member and officers in taking any action in the name of the Company without inquiry into the provisions or compliance herewith, regardless of whether that action is actually taken in accordance with the provisions of this Agreement.

B.            Officers. The Member may designate one or more individuals as officers of the Company, who shall have such titles and exercise and perform such powers and duties as shall be assigned to them from time to time by the Member. Officers need not be residents of the State of Kansas. Any officer may be removed by the Member at any time, with or without cause. Each officer shall hold office until his or her successor shall be duly designated and shall qualify or until the earlier of the officer’s death, resignation or removal. Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed by the Member.

Section 10.2  Powers of Member. The Member shall have full, complete and exclusive power to manage and control the Company, and shall have the authority to take any action or to designate one or more officers to take any action they deem to be necessary, convenient or advisable in connection with the management of the Company.

Section 10.3  Action by Written Consent. Any action that may be taken at a meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action to be taken, shall be signed by the Member, and such consent shall have the same force and effect as a unanimous vote of the Member at a meeting duly called and held. No notice shall be required in connection with the use of a written consent pursuant to this Section.

ARTICLE 11

DISSOLUTION AND WINDING UP

Section 11.1  Events Causing Dissolution. The Company shall be dissolved upon the first of the following events to occur:

A.            The vote of the Member at any time to dissolve and wind up the affairs of the Company; or

B.            Entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

Section 11.2  Winding Up. If the Company is dissolved pursuant to Section 11.1, the Company’s affairs shall be wound up as soon as reasonably practicable in the manner set forth below.

A.            Appointment of Liquidator. The winding up of the Company’s affairs shall be supervised by a Liquidator. The Liquidator shall be the Member or, if the Member prefers, a liquidator or liquidating committee selected by the Member.

B.            Powers of Liquidator. In winding up the affairs of the Company, the Liquidator shall have full right and unlimited discretion, for and on behalf of the Company:

1.             To prosecute and defend civil, criminal or administrative suits;

2.             To collect Company assets, including obligations owed to the Company;

3.             To settle and close the Company’s business;

4.             To dispose of and convey all Company Property for cash, and in connection therewith to determine the time, manner and terms of any sale or sales of Company Property, having due regard for the activity and condition of the relevant market and general financial and economic conditions;

5.             To pay all reasonable selling costs and other expenses incurred in connection with the winding up out of the proceeds of the disposition of Company Property;

6.             To discharge the Company’s known liabilities and, if necessary, to set up, for a period not to exceed five years after the date of dissolution, such cash reserves as the

Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company;

7.             To distribute any remaining proceeds from the sale of Company Property to the Member;

8.             To prepare, execute, acknowledge and file a certificate of termination under the Act and any other certificates, tax returns or instruments necessary or advisable under any applicable law to effect the winding up and termination of the Company; and

9.             To exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred upon the Member under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to perform its duties and functions. The Liquidator (if not the Member) shall not be liable to the Member and shall, while acting in such capacity on behalf of the Company, be entitled to the indemnification rights set forth in Article 12.

Section 11.3  Compensation of Liquidator. The Liquidator appointed as provided herein shall be entitled to receive such reasonable compensation for its services as shall be agreed upon by the Liquidator and the Member.

Section 11.4  Distribution of Company Property and Proceeds of Sale Thereof.

A.            Order of Distribution. Upon completion of all desired sales of Company Property, and after payment of all selling costs and expenses, the Liquidator shall distribute the proceeds of such sales, and any Company Property that is to be distributed in kind, to the following groups in the following order of priority:

1.             To the extent permitted by law, to satisfy Company liabilities to creditors, including Members who are creditors (other than for past due Company distributions), whether by payment or establishment of reserves;

2.             To satisfy Company obligations to the Member to pay past due Company distributions; and

3.             To the Member.

B.            Insufficient Assets. The claims of each priority group specified above shall be satisfied in full before satisfying any claims of a lower priority group. If the assets available for disposition are insufficient to dispose of all of the claims of a priority group, the available assets shall be distributed in proportion to the amounts owed to each creditor or the respective Interest of each Member in such group.

Section 11.5  Final Audit. Within a reasonable time following the completion of the liquidation, the Liquidator shall supply to the Member a statement which shall set forth the assets and the liabilities of the Company as of the date of complete liquidation and the Member’s portion of distributions pursuant to Section 11.4.

ARTICLE 12

INDEMNIFICATION AND INSURANCE

Section 12.1  Exculpation and Indemnification.

A.            Exculpation of Officers. The personal liability of the officers to the Company or the Member for any loss suffered by the Company or any monetary damages for breach of fiduciary duties as an officer is hereby eliminated to the fullest extent permitted by the Act. The officers shall not be liable for errors in judgment. The officers may consult with counsel and accountants, or other professional expert in respect of the affairs of the Company, and provided the officers act in good faith reliance upon the advice or opinion of such counsel or accountants or other persons, the officers shall not be liable for any loss suffered by the Company in reliance thereon. If the Act is hereafter amended or interpreted to permit further limitation of the liability of the officers beyond the foregoing, then this paragraph shall be interpreted to limit the personal liability of the officers to the fullest extent permitted by the Act, as amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to limit the personal liability of the officers to a greater extent than that permitted by said law prior to such amendment). In furtherance of, and without limiting the generality of the foregoing, except as otherwise required in this Agreement or the Act, no officer shall be (i) personally liable for the debts, obligations or liabilities of the Company, including any such debts, obligations or liabilities arising under a judgment, decree or order of a court; (ii) obligated to cure any deficit in any Capital Account; (iii) required to return all or any portion of any Capital Contribution; or (iv) required to lend any funds to the Company.

B.            Right to Indemnification for Officers, and Employees. Subject to the limitations and conditions as provided in this Section 12.1, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative (hereinafter, a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she is or was an officer, or employee of the Company shall be indemnified by the Company to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Section 12.1 shall continue as to a Person who has ceased to serve in the capacity that initially entitled such Person to indemnity hereunder; provided that no such Person shall be indemnified for any judgments, penalties, fines, settlements or expenses (i) to the extent attributable to such Person’s gross negligence, willful misconduct, or intentional violation of law (or, if the Act is hereafter amended or interpreted to permit a higher required standard of culpability for conduct subject to indemnification, to the extent not in violation of such higher required standard), (ii) for any present or future breaches of any representations, warranties or covenants by such Person contained in this Agreement, or (iii) in any action (except an action to enforce indemnification rights set forth in this Section 12.1(b)) brought by such Person. It is expressly acknowledged that the indemnification provided in this Section 12.1 could involve indemnification for negligence or under theories of strict liability.

C.            Contract With the Company. The rights granted pursuant to this Section 12.1 shall be deemed contract rights, and no amendment, modification or repeal of this Section 12.1 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal.

D.            Advance Payment. The right to indemnification conferred in this Section 12.1 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 12.1 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his or her good faith belief that he has met the standard of conduct necessary for indemnification under this Section 12.1 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section 12.1.

E.            Appearance as a Witness. Notwithstanding any other provision of this Section 12.1, the Company may pay or reimburse expenses incurred by an officer or employee who is or was serving at the request of the Company in connection with the appearance as a witness or other participation in a Proceeding at a time when such Person is not a named defendant or respondent in the Proceeding.

F.             Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Section 12.1 shall not be exclusive of any other right that any Person indemnified pursuant to Section 12.1 may have or hereafter acquire under any law (common or statutory), provision of the Articles of Organization, this Agreement, any agreement with the Company, or otherwise.

G.            Savings Clause. If this Section 12.1 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Section 12.1 as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Section 12.1 that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 12.2  Insurance. The Company may purchase and maintain insurance or another arrangements on behalf of any Person who is or was an officer, employee, agent or other Person identified in Section 12.1 against any liability asserted against him or incurred by him in such a capacity or arising out of his status as such a Person, whether or not the Company would have the power to indemnify him against that liability under Section 12.1 or otherwise.

ARTICLE 13

MISCELLANEOUS PROVISIONS

Section 13.1  Entire Agreement. This Agreement contains the entire agreement of the Member relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated.

Section 13.2  Law Governing. This Agreement shall be governed by and construed in accordance with the local, internal laws of the State of Kansas. In particular, this Agreement is intended to comply with the requirements of the Act and the Articles of Organization. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act or any provision of the Articles of Organization, the Act and the Articles of Organization, in that order of priority, will control.

Section 13.3  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Member and its heirs, legal representatives, successors and assigns.

Section 13.4  Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of such invalidity or unenforceability does not destroy the basis of the bargain among the Members as expressed herein, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

Section 13.5  Amendment. Except as expressly provided herein, this Agreement may be amended by the Member.

Section 13.6  Headings. The Article and Section headings appearing in this Agreement is for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any Article or Section.

Section 13.7  Construction. Whenever required by the context, as used in this Agreement, the singular number shall include the plural, and vice versa, and the gender of all words used shall include the masculine, feminine and the neuter. Unless expressly stated herein, all references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to schedules attached hereto, each of which is made a part hereof for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has executed this Agreement to be effective as of the date first written above.

MEMBER:

WHOLE FOODS MARKET ROCKY
MOUNTAIN/SOUTHWEST, L.P.

By:	WHOLE FOODS MARKET ROCKY
MOUNTAIN/ SOUTHWEST I, INC.,
its General Partner

	By:	/s/ Roberta Lang
Roberta Lang, President